Exhibit 2.3
FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT
This First Amendment to Stock Purchase Agreement (this “Amendment”) is made and entered into as of November 29, 2021, by and among Carling Technologies, Inc. a Connecticut corporation (the “Company”), the shareholders of the Company (each a “Seller” and collectively “Sellers”), Christopher T. Sorenson in his capacity as “Sellers’ Representative” and Littelfuse, Inc., a Delaware corporation (“Buyer”). Each of the Company, the Sellers, the Sellers’ Representative and the Buyer a is sometimes individually referred to herein as a “Party,” and collectively, the “Parties.”
RECITALS
WHEREAS, the Company, Sellers, Sellers’ Representative and Buyer are parties to that certain Stock Purchase Agreement, dated as of October 19, 2021 (the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement as set forth herein; and
WHEREAS, Section 11.10 of the Agreement provides that any term of the Agreement may amended, modified or supplemented by an agreement in writing signed by the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Definitions.    Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.
2.Amendments. Pursuant to Section 11.10 of the Agreement, the Parties hereby agree to amend the Agreement as follows:
(a)Section 6.15(i) of the Agreement is hereby deleted and replaced in its entirety with the following:
“(i)    PRC Tax Filing. Upon reasonable request of Buyer and in no event no later than twenty (20) days following the execution of this Agreement, the Company shall deliver to Buyer a draft of the proposed submission in compliance with the Public Notice [2015] No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Public Notice of the State Administration of Taxation Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises”, as amended, a report of the transactions contemplated by this Agreement to the applicable PRC taxing authorities (the “Public Notice 7 Submission”). The Company shall consider in good faith any reasonable comments provided by Buyer no later than six (6) days following receipt by Buyer of the draft Public Notice 7 Submission. The Company shall submit the Public Notice 7 Submission (incorporating such reasonable comments made by Buyer for which the Company decides to incorporate into the Public Notice 7 Submission after considering any such comments in good faith) to the PRC taxing authorities. The Parties agree that a representative designated by Buyer will be involved in all meetings and other communications between Sellers or the Company on the one side, and the competent PRC taxing Authorities on the other side with respect to filing of the Public Notice 7 Submission and all subsequent tax assessment and relevant proceedings by the PRC taxing Authorities. Subject to Buyer’s review and comment rights contained in this Section 6.15(i), as soon as practicable following the date hereof, but in any event no later than thirty (30) days following the date of the First Amendment to this

Agreement, the Company shall file the Public Notice 7 Submission with the applicable PRC Governmental Authorities.
(b)Section 6.19 of the Agreement is hereby deleted and replaced in its entirety with the following:
“6.19    EIA Amendment. Prior to Closing, the Company shall cause CMZ to make all filings and applications with the competent environmental authority to obtain an Approval on Environmental Impact Assessment from the competent environmental authority for the production capacity of at least 5,500,000 pieces of switches and related products annually (the “EIA Amendment”). Any costs incurred by the Company prior to the calculation of the Closing Working Capital for updates or repairs in connection with the EIA Amendment, including but not limited to the HVAC upgrades and other similar costs, shall be included in the Transaction Expenses; provided, however, that the indemnification for any amounts incurred in connection with the EIA Amendment shall be without duplication of amounts accounted for in Transaction Expenses.
(c)    Reference to and Effect on the Agreement. On or after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby.
3.No Other Amendments. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.
4.Counterparts. This Agreement may be executed and delivered, including by facsimile transmission or by electronic transmission in Adobe portable document format (PDF), in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
5.Captions. The paragraph and subsection headings in this Amendment are inserted for convenience of reference only, and shall not affect the interpretation of this Amendment.
6.Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its choice of law rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(Signature pages follow.)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed and delivered on its behalf as of the date indicated on the first page hereof.

COMPANY: CARLING TECHNOLOGIES, INC., a Connecticut corporation
By: /s/ Ryan T. Roth
Name: Ryan T. Roth Title: Vice President, Legal & Human Resources and General Counsel

SELLERS:
/s/ Richard W. Sorenson Richard W. Sorenson

/s/ Christopher T. Sorenson Christopher T. Sorenson

/s/ Jennifer S. Buddenhagen Jennifer S. Buddenhagen

/s/ Richard W. Sorenson, Jr. Richard W. Sorenson, Jr.

/s/ Christopher T. Sorenson Christopher T. Sorenson, as Trustee of the EVS Irrevocable Trust, dated December 17, 2020

/s/ Christopher T. Sorenson Christopher T. Sorenson, as Trustee of the SAS Irrevocable Trust, dated December 17, 2020

/s/ Richard W. Sorenson, Jr. Richard W. Sorenson, Jr., as Trustee of the Richard W. Sorenson, Jr. 2020 GRAT Dated December 30, 2020

/s/ Jennifer S. Buddenhagen Jennifer S. Buddenhagen, Trustee of the Jennifer S. Buddenhagen 2020 Qualified Annuity Trust, under Declaration of Trust dated December 30, 2020

SELLERS’ REPRESENTATIVE:
/s/ Christopher T. Sorenson
Christopher T. Sorenson

BUYER: LITTELFUSE, INC., a Delaware corporation
By: /s/ Hans Weinburger
Name: Hans Weinburger
Title: Assistant Secretary